EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		February 10, 2010
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS FOURTH QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter and year ended December 31, 2009.
Net sales for the fourth quarter ended December 31, 2009 were $177.1 million compared to $180.2 million during the fourth quarter of 2008. Unit sales in the fourth quarter ended December 31, 2009 decreased 13.1% versus the fourth quarter of 2008, offset by higher prices for building wire sold in the quarter. The average price of building wire sold increased 13.2% per copper pound sold in the fourth quarter of 2009 versus the fourth quarter of 2008. Sales prices rose primarily due to higher copper prices. However, the intense building wire industry competition did not allow wire prices to rise as much as copper prices. Copper prices rose 57.1% in the same period comparison. Net income for the fourth quarter of 2009 was a loss of $1.9 million versus positive income of $16.7 million in the fourth quarter of 2008. Fully diluted net earnings per common share were a loss of $0.08 in the fourth quarter of 2009 versus earnings of $0.72 in the fourth quarter of 2008.
Net sales for the year ended December 31, 2009 were $649.6 million compared to $1.081 billion during the year ended December 31, 2008. Lower prices for building wire sold in the year ended December 31, 2009 accounted for most of the decrease in net sales dollars, declining 28.8% versus 2008. Unit volume in the year ended December 31, 2009 decreased 15.6% versus 2008. Net income for the year ended December 31, 2009 was $3.6 million versus $39.8 million in 2008. Fully diluted net earnings per common share were $0.16 for the year ended December 31, 2009 versus $1.70 in 2008.
On a sequential quarter comparison, net sales for the fourth quarter of 2009 were $177.1 million versus $168.7 million during the third quarter of 2009. Unit volume decreased 3.1% on a sequential quarter comparison, while the average selling price of wire increased 8.5%. Net income for the fourth quarter of 2009 was a loss of $1.9 million versus a positive $0.3 million in the third quarter of 2009. Fully diluted net income per common share was a loss of $0.08 in the fourth quarter of 2009 versus positive earnings of $0.01 in the third quarter of 2009.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “The slowdown in construction activity in the United States continues to impact our industry adversely as it has over the last three plus years. The current recession has slowed the rate of construction activity throughout America. The housing sector has been trending down for over three years, and commercial construction has been slowing since the beginning of 2008. Unit volume decreases caused by the slowdown in construction have created a volatile pricing environment in our industry that compressed the spread between what we paid for a pound of copper versus what we were able to charge for wire that contained a pound of copper. In the fourth quarter of 2009, the spread fell by 48.2% versus the fourth quarter of 2008 and it fell 27.1% for the full year of 2009 versus 2008. We attempted to lead the industry with several price increases during the quarter, but met strong competitive price cutting, as the average spread fell 8.8% on a sequential quarter basis.

We managed to earn $3.6 million this past year in the difficult environment due to our low cost business model and aggressive cost cutting in all facets of our operation. We believe that our costs are as low, or lower, than our competitors. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field.
Our balance sheet remains strong. We ended 2009 with $226.8 million in cash on December 31st and $100 million of debt through our senior notes. As we announced previously on January 15, 2010, we paid off the senior notes and are now debt free, leaving us with over $100 million in cash and our $150 million revolving line of credit untapped. As of December 31, 2009, we were out of compliance with certain financial covenants on our revolving line of credit and senior notes. We paid off the senior notes on January 15, 2010, prior to determining that we were out of compliance and, therefore, such non-compliance had no effect on our senior notes. With respect to our revolving line of credit, we have received a waiver from the constituent banks, waiving any default that may be caused by or arise from our non-compliance with our financial covenants for the quarter ended December 31, 2009. Accordingly, such non-compliance should not affect our ability to draw down funds from the revolving line of credit. We also declared our thirteenth consecutive quarterly cash dividend during the quarter.
We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their tremendous efforts and our shareholders for their continued support during these challenging times.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2008 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended December 31,		12 Months Ended December 31,
$'s in 000’s	2009	2008	2009	2008
Net Income	$(1,905)	$16,743	$3,636	$39,771
Income Taxes	(998)	8,691	1,164	20,126
Interest Expense	740	1,231	3,181	4,704
Depreciation and Amortization	3,362	3,355	13,691	13,652

EBITDA	$1,199	$30,020	$21,672	$78,253

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current Assets
Cash	$226,769	$217,666
Receivables, net	133,176	126,184
Inventories	42,563	65,533
Prepaid Expenses and Other	4,991	2,375

Total Current Assets	407,499	411,758

Property, Plant and Equipment, net	126,856	121,442

Other Assets	203	139

Total Assets	$534,558	$533,339

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$11,942	$4,639
Accrued Liabilities and Other	18,245	29,086
Current Portion of Long-Term Debt	100,430	—

Total Current Liabilities	130,617	33,725

Long Term Liabilities
Note Payable	—	100,675
Other Long Term Liabilities	—	—
Non-Current Deferred Income Taxes	10,957	9,320

Total Long Term Liabilities	10,957	109,995

Total Liabilities	141,574	143,720

Stockholders’ Equity
Common Stock	263	262
Additional Paid in Capital	44,057	42,486
Treasury Stock	(21,269)	(21,269)
Retained Earnings	369,933	368,140

Total Stockholders’ Equity	392,984	389,619

Total Liabilities and Stockholders’ Equity	$534,558	$533,339

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data)
(Unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2009		2008		2009		2008

Net Sales	$177,082	100.0%	$180,190	100.0%	$649,613	100.0%	$1,081,132	100.0%
Cost of Sales	168,016	94.9%	140,163	77.8%	599,498	92.3%	957,767	88.6%

Gross Profit	9,066	5.1%	40,027	22.2%	50,115	7.7%	123,365	11.4%

Selling, General and Administrative Expenses	11,525	6.5%	14,108	7.8%	43,767	6.7%	61,180	5.7%

Operating Income	(2,459)	-1.4%	25,919	14.4%	6,348	1.0%	62,185	5.8%

Net Interest & Other Expense	444	0.3%	484	0.3%	1,548	0.2%	2,288	0.2%

Income before Income Taxes	(2,903)	-1.6%	25,435	14.1%	4,800	0.7%	59,897	5.5%

Income Taxes	(998)	-0.6%	8,691	4.8%	1,164	0.2%	20,126	1.9%

Net Income	$(1,905)	-1.1%	$16,744	9.3%	$3,636	0.6%	$39,771	3.7%

Basic Earnings Per Share	$(0.08)		$0.73		$0.16		$1.72

Diluted Earnings Per Share	$(0.08)		$0.72		$0.16		$1.70

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
—Basic	23,041		23,026		23,011		23,113

—Diluted	23,308		23,291		23,298		23,396

Dividends Declared per Share	$0.02		$0.02		$0.08		$0.08